As filed with the Securities and Exchange Commission on August 1, 2023
Registration No. 333-252532

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-252532

UNDER THE SECURITIES ACT OF 1933

Home Point Capital Inc.
(Exact name of registrant as specified in its charter)

Delaware	90-1116426
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2211 Old Earhart Road, Suite 250 Ann Arbor, MI	48105
(Address of Principal Executive Offices)	(Zip Code)

Home Point Capital Inc. 2021 Incentive Plan
Home Point Capital Inc. 2021 Employee Stock Purchase Plan
(Full titles of the plans)

Jean Weng
General Counsel and Corporate Secretary
Home Point Capital Inc.
2211 Old Earhart Road, Suite 250
Ann Arbor, Michigan 48105
(888) 616-6866
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jennifer Lee
Joshua N. Korff, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement No. 333-252532 on Form S-8 (the “Registration Statement”), filed on January 28, 2021 by Home Point Capital Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission, which covers:

•
The registration of 20,955,674 shares of common stock, $0.0000000072 par value per share (“Shares”), of the Company approved for issuance under the Home Point Capital Inc. 2021 Incentive Plan (the “2021 Plan”) or issuable upon exercise of substitute awards granted under the 2021 Plan in place of outstanding equity awards previously granted under the Home Point Capital LP 2015 Option Plan; and

•	The registration of 1,388,601 Shares approved for issuance under the Home Point Capital Inc. 2021 Employee Stock Purchase Plan.

On May 10, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Mr. Cooper Group Inc., a Delaware corporation (“Mr. Cooper”), and Heisman Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Mr. Cooper (“Acquisition Sub”), pursuant to which Acquisition Sub will, upon the terms and subject to the conditions set forth in the Merger Agreement, merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Mr. Cooper.

In connection with the transactions contemplated by the Merger Agreement and the anticipated consummation of the Merger, the Company has terminated any and all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration the Shares registered but remaining unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining Shares registered by the Company pursuant to the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on August 1, 2023.

Home Point Capital Inc.

By:	/s/ William A. Newman
Name:	William A. Newman
Title:	President, Chief Executive Officer and Principal Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.